Exhibit 99.1
N E W S R E L E A S E

FOR IMMEDIATE RELEASE
AUGUST 2, 2022

CHESAPEAKE ENERGY CORPORATION REPORTS 2022 SECOND QUARTER RESULTS AND ANNOUNCES IT IS SOLIDIFYING ITS STRATEGIC FOCUS ON CORE MARCELLUS AND HAYNESVILLE POSITIONS
OKLAHOMA CITY, August 2, 2022 – Chesapeake Energy Corporation (NASDAQ:CHK) today reported 2022 second quarter financial and operating results and announced the company is taking actions to solidify its strategic focus on its core Marcellus and Haynesville positions.
•Net cash provided by operating activities of $909 million
•Delivered adjusted EBITDAX(1) of $1,269 million and $494 million in adjusted free cash flow(1)
•Net income totaled $1,237 million, or $8.27 per diluted share; adjusted net income(1) of $729 million, or $4.87 per diluted share
•Increased annual base dividend by 10% to $2.20 per share; total quarterly dividend of $2.32 per common share
•Retired approximately $670 million, or approximately 7.6 million common shares through July 31; $2 billion common stock and warrant repurchase program remains active
•Positioning Haynesville assets for future growth while reducing activity in Eagle Ford position which the company now views as non-core to its future capital allocation strategy
•Entered into gas supply agreement with Golden Pass LNG facilities
•Achieved Grade “A” MiQ and EO100™ certification for responsible energy production in legacy Marcellus operations
(1) A Non-GAAP measure as defined in the supplemental financial tables available on the company's website at www.chk.com.

Nick Dell'Osso, Chesapeake's President and Chief Executive Officer, commented, “We continue to execute our business and deliver on our leading capital return program. Over the last two months we have doubled our share and warrant repurchase authorization to $2 billion, retired over $580 million in common shares, and increased our base dividend by 10%.

“We are pleased to also announce that we are solidifying our strategic focus on the two premier North American shale gas plays,” added Dell’Osso. “Our acreage positions in the Marcellus and Haynesville are truly differentiated with industry leading capital efficiency, deep runways of low breakeven inventory, strong operating margins, and advantaged emissions profiles. Given we now view our Eagle Ford assets as non-core to our future capital allocation strategy, we are increasing our capital allocation to the Haynesville in the second half of the year and into 2023 to position the asset for returns-driven growth. Simply put, we are tightening our strategic focus around our best rock, best operations and lowest emissions footprint to generate the most attractive and sustainable capital returns in the industry and be the leader in answering the call for delivering affordable, reliable, lower carbon energy the world needs.”

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

Shareholder Return Update
During the second quarter of 2022, Chesapeake generated $909 million of operating cash flow and had $17 million of cash on hand at quarter-end. As a result of its significant free cash flow, Chesapeake is raising its base dividend by 10% to $2.20 per share. Consistent with the company’s cash return framework, Chesapeake plans to pay its base and variable dividend on September 1, 2022 to shareholders of record at the close of business on August 17, 2022. The total common stock dividend, including the variable and base components, is calculated as follows:

($ and shares in millions, except per share amounts)	2Q 2022
Net cash provided by operating activities	$909
Less cash capital expenditures	415
Add back cash paid for acquisition costs	—
Adjusted free cash flow	494
Less cash paid for common base dividends	67
50% of adjusted free cash flow available for common variable dividends	$214

Common shares outstanding at 7/29/22(1)	121
Variable dividend payable per common share in September 2022	$1.77
Base dividend payable per common share in September 2022	$0.55
Total dividend payable per common share in September 2022	$2.32

(1) Basic common shares outstanding as of the declaration date of 8/2/2022. Assumes no exercise of warrants between dividend declaration date and dividend record date.

In June 2022, the company doubled its previously announced repurchase program authorization from $1 billion to up to $2 billion in aggregate value of its common stock and/or warrants through year-end 2023. Through July 31, 2022, Chesapeake has repurchased approximately 7.6 million shares of its common stock for approximately $670 million.
Operations and Marketing Update
Chesapeake’s net production in the second quarter of 2022 was approximately 4,125 MMcfe per day (approximately 91% natural gas and 9% total liquids), utilizing an average of 16 rigs to drill 63 wells and placed 57 wells on production. Chesapeake is currently operating 16 rigs including five in the Marcellus, five in the Eagle Ford and six in the Haynesville, with the sixth rig just added in the last week. The company expects to drill 60 to 70 wells and place 40 to 50 wells on production in the third quarter of 2022.
To position the company for additional returns-driven growth from the Haynesville, the company is reallocating capital to the Haynesville and increasing its capital investment program by 15% to $1.75–$1.95 billion (previous guidance was $1.5–$1.8 billion). The move reflects industry-wide inflation as well as the addition of two operated Haynesville rigs with the sixth rig added in early August and a seventh rig before year-end. Chesapeake intends to reduce planned activities and investments in the Eagle Ford which includes dropping to three rigs by the end of August and exiting the year with two rigs.
Chesapeake is also working with midstream partners to increase our gas gathering and treating capacity in the Haynesville. The company expects to have incremental capacity available beginning in first quarter of 2023, growing through the end of 2023 to correspond with the volume growth generated by the projected increased rig activity.
Additionally, Chesapeake has entered into a term gas supply agreement (GSA) with Golden Pass LNG Terminal LLC (“Golden Pass”) to deliver 300 mmcf per day of Responsibly Sourced, independently certified gas, from the Haynesville to Golden Pass’s liquefied natural gas terminal on the Gulf Coast near Sabine Pass, Texas. The GSA is expected to begin in 2024 with a 36 month term at a NYMEX based price less a fixed differential. For more information on each of its operating areas, including projections for activity, well statistics and pricing, Chesapeake has posted slides on its website at www.chk.com.

ESG Update
Chesapeake achieved certification of its legacy Marcellus operations under the MiQ methane standard and the EO100™ Standard for Responsible Energy Development, which cover a broad range of environmental, social and governance (ESG) criteria. The company previously announced the certification of its Haynesville operations in December 2021, and is the first company to achieve Grade “A” ratings (the highest rating a company can earn) from MiQ across two major shale basins. The company anticipates its recently acquired position in the Marcellus from Chief E&D Holdings, LP and affiliates of Tug Hill, Inc. will achieve certification by year end, resulting in 100% independent certification for produced and marketed volumes across Chesapeake’s two industry leading gas plays.
In 2021 and through June 30, 2022, Chesapeake has installed more than 2,000 continuous methane emission monitoring devices and retrofitted 15,000 pneumatic devices across its operations. As part of that effort, all operated new facility construction is engineered today to be 100% vent free using electric device technology, instrument air and vent capture systems. In addition, the company has executed an agreement beginning in the third quarter of 2022 to implement aerial Gas Mapping LiDAR scans to detect and quantify emissions multiple times per year across the entirety of its assets. Finally, the company joined Veritas, a GTI Differentiated Gas Measurement and Verification Initiative designed to accelerate actions that reduce methane leakage from natural gas systems.

Conference Call Information
Chesapeake plans to host a conference call to discuss recent results on Wednesday, August 3, 2022 at 9:00 am EDT. The telephone number to access the conference call is 877-344-7529 or 412-317-0088 for international callers. The passcode for the call is 6061361.

Financial Statements, Non-GAAP Financial Measures and 2022 Guidance and Outlook Projections
The company’s 2022 second quarter financial and operational results, along with non-GAAP measures that adjust for items that are typically excluded by securities analysts, are available on the company's website. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on the company's website at www.chk.com. Management’s updated guidance for 2022 can be found on the company’s website at www.chk.com.

Headquartered in Oklahoma City, Chesapeake Energy Corporation is powered by dedicated and innovative employees who are focused on discovering and responsibly developing our leading positions in top U.S. oil and gas plays. With a goal to achieve net-zero direct GHG emissions by 2035, Chesapeake is committed to safely answering the call for affordable, reliable, lower carbon energy.
Forward-Looking Statements

This news release and the accompanying outlook include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations, management’s outlook guidance or forecasts of future events, expected natural gas and oil growth trajectory, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, dividend plans, future production and commodity mix, plans and objectives for future operations, ESG initiatives, the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time.

Factors that could cause actual results to differ materially from expected results include those described under “Risk Factors” in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include: the ability to execute on our business strategy following emergence from bankruptcy; the impact of inflation and commodity price volatility resulting from Russia’s invasion of Ukraine, COVID-19 and related supply chain constraints, along with the effect on our business, financial condition, employees, contractors and vendors, and on the global demand for oil and natural gas and U.S. and world financial markets; the acquisitions of Vine Energy Inc. (“Vine”) and Chief E&D Holdings, LP and affiliates of Tug Hill, Inc. (together, "Chief"), including our ability to successfully integrate the businesses of Vine and Chief into the Company and achieve the expected synergies from these acquisitions within the expected timeframes; effects of purchase price adjustments and indemnity obligations; the volatility of oil, natural gas and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; our ability to comply with the covenants under our credit facility and other indebtedness; our inability to access the capital markets on favorable terms; the availability of cash flows from operations and other funds to fund cash dividends, repurchases of equity, to finance reserve replacement costs and/or satisfy our debt obligations; write-downs of our oil and natural gas asset carrying values due to low commodity prices; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulations on our business and legislative, regulatory and environmental, social and governance (“ESG”) initiatives, addressing environmental concerns, including initiatives addressing the impact of global climate change or further regulating hydraulic fracturing, methane emissions, flaring or water disposal; our ability to achieve and maintain ESG goals and certifications; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; impacts of potential legislative and regulatory actions addressing climate change; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; terrorist activities or cyber-attacks adversely impacting our operations; and an interruption in operations at our headquarters due to a catastrophic event.

In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. We caution you not to place undue reliance on our forward-looking statements that speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release, except as required by applicable law. In addition, this news release contains time-sensitive information that reflects management’s best judgment only as of the date of this news release.